                                                                      EXHIBIT 12



                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)


                                                   Six Months Ended
                                                       March 31,                     Year Ended September 30,
                                                  ------------------     -------------------------------------------------
                                                   1996        1995        1995       1994      1993       1992      1991
                                                  ------      ------     -------     ------   -------   -------    -------
Pretax Income                                    $36,595     $27,998     $58,628    $ 6,239   $42,117   $35,915    $33,270
Add fixed charges as adjusted (from below)         4,905       4,727       9,066     10,333    11,300     6,968      5,155
                                                 -------     -------     -------     ------   -------   -------    -------
    Earnings                                     $41,500     $32,725     $67,694    $16,572   $53,417   $42,883    $38,425
                                                 -------     -------     -------     ------   -------   -------    -------
Fixed charges:
   Interest expense:
        Interest on indebtedness                 $ 3,957     $ 3,937     $ 7,297    $ 7,923   $ 8,628   $ 5,451    $ 4,087
        Capitalized                                  589          47         747        391       154       244        947
   Amortization of debt costs                        157         157         314        314       296       291        291
   1/3 of rental expense                             791         633       1,455      2,096     2,376     1,226        777
                                                 -------     -------     -------     ------   -------   -------    -------
   Fixed charges before adjustments                5,494       4,774       9,813     10,724    11,454     7,212      6,102
   Less capitalized interest                        (589)        (47)       (747)      (391)     (154)     (244)      (947)
                                                 -------     -------     -------     ------   -------   -------    -------
   Fixed charges as adjusted                     $ 4,905     $ 4,727     $ 9,066    $10,333   $11,300   $ 6,968    $ 5,155
                                                 =======     =======     =======     ======   =======   =======    =======
Ratio (earnings divided by fixed charges
   before adjustments)                              7.55        6.85        6.90       1.55      4.66      5.95       6.30
                                                 =======     =======     =======     ======   =======   =======    =======
Pro forma(1):
   Earnings                                      $41,500                 $67,694
                                                 =======                 =======
   Fixed charges-historical                        5,494                   9,813
Pro forma adjustments:
   Annual interest requirements of the
     Notes(2)                                      1,155                   1,352
   Reduction of annual interest requirement       (2,055)                 (2,359)
                                                 -------                 -------
       Pro forma fixed charges                   $ 4,594                 $ 8,806
                                                 =======                 =======
Pro forma ratio of earnings to fixed charges        9.03                    7.69
                                                 =======                 =======

(1) The pro forma computations give effect to the sale of the Notes offered hereby.


(2)  Based on an assumed interest rate of 5% per annum.